EXHIBIT 11
                                                                      ----------

                         CHATTEM, INC. AND SUBSIDIARIES
                         ------------------------------
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
              -----------------------------------------------------
             (UNAUDITED AND IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                         FOR THE THREE MONTHS           FOR THE NINE MONTHS
                                                            ENDED AUGUST 31,              ENDED AUGUST 31,
                                                     ----------------------------   ---------------------------
                                                         2001            2000           2001           2000
                                                     ------------    ------------   ------------   ------------
NET INCOME:
   Income before extraordinary gain (loss)
      and change in accounting principle .........   $      2,748    $      5,151   $      6,743   $     14,978
   Extraordinary gain (loss) .....................           (603)           --            6,948           (110)
   Change in accounting principle ................           --              --             --             (542)
                                                     ------------    ------------   ------------   ------------
          Net income .............................   $      2,145    $      5,151   $     13,691   $     14,326
                                                     ============    ============   ============   ============

NUMBER OF COMMON SHARES:
   Weighted average outstanding ..................          8,876           9,310          8,871          9,508
   Issued upon assumed exercise of outstanding
      stock options ..............................            142              69             40            103
   Effect of issuance of restricted common shares              13            --                6           --
                                                     ------------    ------------   ------------   ------------
   Weighted average and potential dilutive
      outstanding ................................          9,031           9,379          8,917          9,611
                                                     ============    ============   ============   ============

NET INCOME ( LOSS) PER COMMON SHARE:
   Basic:
      Income before extraordinary gain (loss)
         and change in accounting principle ......   $        .31    $        .55   $        .76   $       1.58
      Extraordinary gain (loss) ..................           (.07)           --              .78           (.01)
      Change in accounting principle .............           --              --             --             (.06)
                                                     ------------    ------------   ------------   ------------
          Total basic ............................   $        .24    $        .55   $       1.54   $       1.51
                                                     ============    ============   ============   ============
   Diluted:
      Income before extraordinary gain (loss)
         and change in accounting principle ......   $        .30    $        .55   $        .76   $       1.56
      Extraordinary gain (loss) ..................           (.06)           --              .78           (.01)
      Change in accounting principle .............           --              --             --             (.06)
                                                     ------------    ------------   ------------   ------------
          Total diluted ..........................   $        .24    $        .55   $       1.54   $       1.49
                                                     ============    ============   ============   ============
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